                  Statement of Changes in Beneficial Ownership

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                                                  OMB Number:  3235-0287
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    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[  ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

Gemperli                             Karl                  B.
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   (Last)                           (First)             (Middle)

15301 W. 109th
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                                    (Street)

Lenexa                              Kansas               66215
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   (City)                           (State)              (Zip)

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2. Issuer Name and Ticker or Trading Symbol

Elecsys Corporation (ASY)

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3. IRS or Social Security Number of Reporting Person (Voluntary)

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4. Statement for Month/Year

April/2002
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

Executive Officer
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7. Individual or Joint/Group Filing (Check applicable line)

   [ X] Form filed by one Reporting Person
   [  ] Form filed by more than one Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                           4/16/2002        P              2,900      A       $.70     70,567        I       By Son
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Common Stock                           4/17/2002        P              2,100      A       $.80     72,667        I       By Son
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Common Stock                           4/17/2002        P              5,000      A       $.75     77,667        I       By Daughter
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

                                  Page 1 of 2

FORM 4 (continued)

Table II --  Derivative Securities Acquired, Disposed of, or Beneficially Owned
             (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Explanation of Responses:

/s/ Karl B. Gemperli                                            04/19/2002
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      **Signature of Reporting Person                             Date

**     Intentional misstatements or omissions of facts constitute Federal
       Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedures.

Potential persons who are to repond to the collection of information contained in this form are not required to respond unless the form dislays a currently valid OMB Number.

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